CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Templeton Global Opportunities Trust and Templeton Growth Fund, Inc. of (1) our report dated February 20, 2018, relating to the financial statements and financial highlights, which appears in the Templeton Global Opportunities Trust Annual Report on Form N-CSR for the year ended December 31, 2017, and (2) our report dated October 17, 2017 relating to the financial statements and financial highlights, which appears in the Templeton Growth Fund, Inc. Annual Report on Form N-CSR for the year ended August 31, 2017. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California
March 29, 2018